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                                                                      Exhibit 11

Microsemi Corporation and Subsidiaries
(in thousands, except earnings per share)
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
                                                 13 Weeks Ended                            39 Weeks Ended
                                        --------------------------------         ---------------------------------
                                        June 29, 1997      June 30, 1996         June 29, 1997       June 30, 1996
                                        -------------      -------------         -------------       -------------

PRIMARY

Net income                                    $ 3,027            $ 2,339               $ 7,311             $ 5,596
                                              =======            =======               =======             =======

Weighted average shares outstanding             8,712              7,841                 8,496               7,841
Equivalent shares from stock options              334                418                   357                 432
                                              -------            -------               -------             -------

Primary common and common
   equivalent shares                            9,046              8,259                 8,853               8,273
                                              =======            =======               =======             =======

Primary earnings per share                    $  0.33            $  0.28               $  0.83             $  0.68
                                              =======            =======               =======             =======

FULLY DILUTED

Net income                                    $ 3,027            $ 2,339               $ 7,311             $ 5,596
Interest savings from conversion of
  convertible debt, net of income
  taxes                                           309                323                   935                 969
                                              -------            -------               -------             -------

Fully diluted net income                      $ 3,336            $ 2,662               $ 8,246             $ 6,565
                                              =======            =======               =======             =======

Weighted average shares outstanding             8,712              7,841                 8,496               7,841
Equivalent shares from stock options              334                418                   380                 432
Convertible shares                              2,855              3,523                 3,070               3,523
                                              -------            -------               -------             -------

Fully diluted common and common
equivalent shares                              11,901             11,782                11,946              11,796
                                              =======            =======               =======             =======

Fully diluted earnings per share              $  0.28            $  0.23               $  0.69             $  0.56
                                              =======            =======               =======             =======
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